Exhibit 99.1

IR Contacts:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com

Brian Bronson
Chief Accounting Officer and Treasurer
RadiSys Corporation
1-503-615-1281
brian.bronson@radisys.com

RADISYS ANNOUNCES Q1 REVENUE OF $57.5 MILLION AND EARNINGS OF $2.6 MILLION

     HILLSBORO, OR — April 28,2005 — RadiSys Corporation (Nasdaq: RSYS), a leading supplier of advanced embedded systems, reported revenues of $57.5 million for the quarter ended March 31, 2005, a 6% decrease from the same period last year. Revenues for the first quarter of last year included a $3.1 million end of life component inventory sale to one of our major customers. Net income for the quarter was $2.6 million, or $.12 per diluted share, versus net income of $2.8 million, or $.13 per diluted share, a year ago.

     “We had approximately $1.7 million of product that was scheduled to ship on the last day of the first quarter but was delayed in shipping until after midnight, due to logistical challenges arising out of our Asia-Pacific operations,” stated Scott Grout, CEO. “As we continue with our outsourcing initiative, we will aggressively work to improve our processes to mitigate our risks around execution moving forward. Other than the one-day shipment delay, the results for the first quarter were in line with our previously announced expectations.”

     The Company delivered Promentum-6000 ATCA systems to four customers on an evaluation basis during the first quarter. The Company is receiving positive feedback from these customers and is planning to deliver additional evaluation units to customers over the next several quarters. Also during the first quarter, the Company announced its new Procelerant line of modular computing solutions for Commercial applications. These new modular products will provide a family of high density, flexible solutions that will enable Commercial customers to achieve faster time to market with very cost effective designs.

Business Outlook

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. The Company assumes no obligation to update these statements.

     Commenting on the current business outlook, Scott Grout, CEO, said, “As we mentioned in our last call, we are encouraged by our strong and growing position with leading customers across our end markets. We currently expect our combined addressable markets to experience mid to high single digit growth rates in 2005. We continue to believe that we will grow at a faster rate than these markets for the remainder of the year. For the second quarter, we are currently seeing strengthening demand from our Service Provider and Enterprise markets, specifically the Wireless and IP-PBX sub-markets, and expect to see revenues in the range of $64 to $66 million.”

     The Company currently expects to incur restructuring charges over the next four quarters totaling $1 million to $1.5 million. The restructuring charges will consist of severance and related expenses for about 100 employees primarily within the Company’s manufacturing operations. These employee positions will be eliminated over the next four quarters in conjunction with continued outsourcing of production to the Company’s primary manufacturing partners - Celestica and Foxconn.

     The Company currently expects diluted earnings per share in the range of $.14 to $.16 for the second quarter. The diluted earnings per share guidance does not include any restructuring charges as the Company is still determining the timing of these charges.

     The Company’s Board of Directors has authorized the repurchase of the remaining $9 million of its subordinated convertible notes and up to $5 million of common stock. The Company will consider the purchase of notes and common stock on the open market or through privately negotiated transactions from time to time subject to market conditions.

     In closing, Mr. Grout stated, “I’m encouraged by the strengthening in demand we are currently seeing in our end markets. We continue to make progress on our new platforms and modular products and are receiving positive feedback from our customers. We believe this feedback, coupled with our sales and marketing efforts, will translate into a growing sales funnel of opportunities over the coming quarters.”

     RadiSys will provide more details about the reported results and current outlook during a conference call scheduled for 5 PM Eastern Time today. The public is invited to participate in the conference call by either calling 1-888-333-0027, password is RadiSys, or listening via live audio webcast on the RadiSys web-site at www.radisys.com. Replays of the call will be available through June 9, 2005 at 1-800-642-1687 or via audio webcast at www.radisys.com.

     RadiSys (Nasdaq: RSYS) is a leading provider of advanced embedded solutions for the commercial, enterprise, and service provider systems markets. Through intimate customer collaboration, and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.

     For more information, contact RadiSys at info@radisys.com or http://www.radisys.com or call 800-950-0044 or 503-615-1100. For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220.

     Procelerant, Promentum and RadiSys are registered trademarks of RadiSys Corporation. All other products are trademarks or registered trademarks of their respective companies

# # #

This press release contains forward-looking statements, including (i) the statements about the Company’s guidance for the second quarter, particularly with respect to anticipated revenues and earnings and restructuring charges for the next four quarters, (ii) delivery of its Promentum-6000 ATCA systems product to a number of tier one customers during the next several quarters, and (iii) the Company’s expectation for growth of its combined addressable market in 2005 and its growth relative to this market. Actual results could differ materially from our guidance in these forward-looking statements as a result of a number of risk factors, including:

•	the risks associated with the development of emerging technologies, such as AdvancedTCA, and the market acceptance of such technologies;

•	global manufacturing outsourcing activities, including the disruption in the Company’s ability to timely deliver products to its customers as they continue to outsource products and incur unanticipated costs and execution risks such as the delayed shipments experienced in the first quarter;

•	the cyclical nature of its customers’ businesses;

•	the Company’s dependence on a few customers; schedule delays or cancellations in new products;

•	the Company’s dependence on a few suppliers;

•	intense competition;

•	execution of the development or production ramp for new products;

•	political, economic and regulatory risks associated with international operations, including interest rate and currency exchange rate fluctuations;

•	the inability to protect RadiSys’ intellectual property or successfully defend against infringement claims by others;

•	disruptions in the general economy and in the Company’s business, including disruptions of cash flow and the Company’s normal operations, that may result from terrorist attacks or armed conflict, particularly in the Middle East, and

•	other risk factors listed from time to time in RadiSys’ SEC reports, including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2004, and in the RadiSys Quarterly Reports on Form 10-Q filed with the SEC each fiscal quarter, and other filings with the SEC, copies of which may be obtained by contacting the Company’s investor relations department at 503-615-7797 or at the Company’s investor relations website at http://www.radisys.com.

Although forward-looking statements help provide complete information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.

All information in this press release is as of April 28, 2005. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

RadiSys Corporation
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2005	2004
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$77,585	$80,566
Short term investments, net	86,074	78,303
Accounts receivable, net	38,707	42,902
Other receivables	1,487	2,808
Inventories, net	20,686	22,154
Other current assets	2,210	2,675
Deferred tax assets	4,216	4,216

Total current assets	230,965	233,624
Property and equipment, net	14,181	14,002
Goodwill	27,521	27,521
Intangible assets, net	3,698	4,211
Long-term investments, net	39,750	39,750
Long-term deferred tax assets	23,086	23,224
Other assets	3,108	2,906

Total assets	$342,309	$345,238

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,440	$31,585
Accrued wages and bonuses	4,301	5,626
Accrued interest payable	579	378
Accrued restructuring and other charges	496	1,569
Other accrued liabilities	7,684	7,832

Total current liabilities	40,500	46,990

Long-term liabilities:
Convertible senior notes, net	97,180	97,148
Convertible subordinated notes, net	8,890	9,867

Total long-term liabilities	106,070	107,015

Total liabilities	146,570	154,005

Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock - $.01 par value, 10,000 shares authorized; none issued or outstanding	—	—
Common stock — no par value, 100,000 shares authorized; 19,875 and 19,655 shares issued and outstanding at March 31, 2005 and December 31, 2004	185,093	182,705
Retained earnings	6,903	4,317
Accumulated other comprehensive income:
Cumulative translation adjustments	3,743	4,211

Total shareholders’ equity	195,739	191,233

Total liabilities and shareholders’ equity	$342,309	$345,238

RadiSys Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	For the Three Months Ended March 31,
	2005	2004
Revenues	$57,517	$61,115
Cost of sales (a)	38,975	42,297

Gross margin	18,542	18,818
Research and development (b)	7,532	6,344
Selling, general and administrative (c)	7,254	7,677
Intangible assets amortization	513	682
Restructuring and other charges (reversals)	(18)	(180)

Income from operations	3,261	4,295
Loss on repurchase of convertible subordinated notes	(3)	—
Interest expense	(542)	(1,426)
Interest income	1,171	856
Other (expense) income, net	(349)	78

Income from continuing operations before income tax provision	3,538	3,803
Income tax provision	952	955

Net income	$2,586	$2,848

Net income per share:
Basic	$0.13	$0.15

Diluted	$0.12	$0.13

Weighted average shares outstanding:
Basic	19,782	18,491

Diluted	24,466	23,690

(a)	Includes no stock compensation expense for the three months ended March 31, 2005 and $47 of stock compensation expense for the three months ended March 31, 2004.

(b)	Includes no stock compensation expense for the three months ended March 31, 2005 and $74 of stock compensation expense for the three months ended March 31, 2004.

(c)	Includes no stock compensation expense for the three months ended March 31, 2005 and $56 of stock compensation expense for the three months ended March 31, 2004.